Exhibit 99.4

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This Amendment to the Agreement and Plan of Merger and Reorganization (this “Amendment”) is made effective as of June 17, 2003, by and between Tellabs, Inc., a Delaware corporation (“Parent”), and Vivace Networks, Inc., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

     A.     Reference is made to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of May 12, 2003, by and among Parent, Venice Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, the Company, Kenneth Koenig, as Stockholder Representative, and LaSalle Bank National Association, as Escrow Agent.

     B.     Pursuant to Section 5.1(a) of the Merger Agreement, each Lower-Priced Company Stock Option, whether or not vested, was to be replaced by Parent and substituted with a Replacement Option as of the Effective Time, and each Company Warrant was to be assumed and converted into a warrant to acquire Parent Common Stock as of the Effective Time.

     C.     The parties hereto desire to amend the Merger Agreement so that each Lower-Priced Company Stock Option will be assumed by Parent as of the Effective Time, and each Company Warrant will be assumed and converted into a warrant to acquire cash representing the same per-share amount of cash payable to holders of Company Common Stock in the Merger as of the Effective Time.

     D.     Pursuant to Section 8.3 of the Merger Agreement, prior to the Closing and the adoption of the Merger Agreement by the Company Stockholders, the Merger Agreement may be amended at any time by Parent and the Company, provided that such an amendment does not affect the rights, duties or responsibilities of the Escrow Agent as set forth in Section 7.2 of the Merger Agreement or the Stockholder Representative as set forth in Section 7.3 of the Merger Agreement, and provided further that no such amendment may be made which reduces the Merger Cash or which effects any changes which would materially adversely affect the Company Stockholders without the further approval of the Company Stockholders.

     E.     This Amendment does not affect the rights, duties or responsibilities of the Escrow Agent as set forth in Section 7.2 of the Merger Agreement or the Stockholder Representative as set forth in Section 7.3 of the Merger Agreement, does not reduce the Merger Cash and does not effect any changes which would materially adversely affect the Company Stockholders.

AGREEMENT

     NOW THEREFORE, in consideration for and of the mutual promises, covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Section 8.3 of the Merger Agreement, Parent and the Company, hereby agree as follows:

     1.     Definitions.

          (a) The definitions of ‘Replacement Option’ and ‘Converted Warrant” in Section 1.1(a) of the Merger Agreement are replaced as follows:

               “Assumed Option                                   5.1(a)

               Assumed Warrant                                   5.1(b).”

          (b) The definition of Option Shares in Section 1.1(b) of the Merger Agreement is amended and restated in its entirety as follows:

“ ‘Option Shares’ means the shares of Parent Common Stock issued or issuable pursuant to the exercise of Assumed Options under Section 5.1(a)(i).”

     2.     Assumption of Options and Warrants.

          (a) Section 1.7(e) of the Merger Agreement is amended and restated in its entirety as follows:

“At the Effective Time, each outstanding Lower-Priced Company Stock Option and outstanding Company Warrant shall be assumed by Parent in accordance with Section 5.1. At the Effective Time, all Company Stock Options that are not Lower-Priced Company Stock Options will not be assumed by Parent.”

          (b) Section 5.1 of the Merger Agreement is amended and restated in its entirety as follows:

“5.1 Stock Options and Warrants

(a) Stock Options. Effective as of the Effective Time, each Lower-Priced Company Stock Option outstanding immediately prior to the Effective Time, whether or not Vested, shall be assumed by Parent (an “Assumed Option”). Each Assumed Option will continue to have, and be subject to, substantially equivalent principal terms and conditions as provided in the Company Stock Option Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time (including vesting schedules and vesting commencement dates), except that:

(i) Shares Issuable Upon Exercise. Each Assumed Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Lower-Priced Company Stock Option immediately prior to the Effective Time, and (2) the Option Exchange Ratio.

(ii) Option Per Share Exercise Price. The per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Assumed Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (X) the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by (Y) the Option Exchange Ratio.

(iii) Compliance with Section 424 of the Code. In the case of any Lower-Priced Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(b) Warrants. Effective as of the Effective Time, each Company Warrant whether or not Vested, shall be assumed by Parent (an “Assumed Warrant”). Each Assumed Warrant will continue to have, and be subject to, the same terms and conditions as provided in the respective warrant agreement governing such Company Warrant immediately prior to the Effective Time, except that each such Company Warrant shall be converted into and exchanged for the right to receive a dollar amount equal to the excess (if any) of (A) the dollar amount that would otherwise be payable pursuant to Section 1.7(a)(iv) with respect to all shares of Company Common Stock issuable upon exercise of such Company Warrant over (B) the aggregate exercise price of all shares of Company Common Stock issuable upon exercise of such Company Warrant.”

     3.     Integration Clause. Section 9.5 of the Merger Agreement is amended and restated in its entirety as follows:

“Entire Agreement; Third Party Beneficiaries. This Agreement, as it may be amended from time to time in accordance with its terms, and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Company (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other Person (including any of the Company Stockholders or Company Rightholders) any rights or remedies hereunder; provided, however, that the provisions of Section 7.2 are intended for the benefit of the Covered Parties.”

     4.     Modification; Waiver. Except as set forth herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

     5.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of Parent and the Company hereto irrevocably consents to the exclusive jurisdiction and venue of any court within DuPage County, State of Illinois in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Illinois for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and process.

     6.     Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

TELLABS, INC.

By:______________________

Name: James M. Sheehan

Title: Executive Vice President and General Counsel.

VIVACE NETWORKS, INC.

By:______________________

Name: Kenneth Koenig

Title: President & Chief Executive Officer

Signature page to Amendment to Agreement and Plan of Merger and Reorganization